John Hancock(R)      Life Insurance Company

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BASE CERTIFICATE VALUE ENHANCEMENT RIDER
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This Rider is made part of the certificate to which it is attached, in consideration of: (a) the deduction of the applicable rider charge; (b) a Covered Person's attained age being between 40 and 79, inclusive, on the Effective Date of the certificate; and (c) the Covered Person not having been confined to a Nursing Home or Assisted Care Living Facility or received Adult Day Care, Home Health Care, Hospice Care, or Respite Care within one year before the Effective Date of the certificate. This Rider may not be issued subsequent to the Effective Date of the certificate. It is subject to all the provisions of the certificate unless otherwise provided below.

DEFINITIONS

"Activities of Daily Living" means the following activities:

 . Bathing, which means washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

 . Continence, which means the ability to maintain control of bowel and bladder functions; and when unable to maintain control of bowel or bladder functions, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

 . Dressing, which means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

 . Eating, which means feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by feeding tube or intravenously. Eating does not include preparing a meal.

 . Toileting, which means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene. . Transferring, which means moving into or out of a bed, chair, or wheelchair. Transferring does not include the task of getting into or out of the tub or shower.

"Adult Day Care" means a program that provides a protective environment and preventive, remedial and restorative services for part of the 24-hour day. "Adult Day Care Center" means a place that is licensed to provide Adult Day Care by the jurisdiction in which the services are provided. If licensing is not required, Adult Day Care Center means a place that provides Adult Day Care, has enough full-time staff to maintain no more than an 8 to 1 client-staff ratio, and has established procedures for obtaining appropriate aid in the event of a medical emergency.

"Assisted Care Living Facility" means a facility which:
   . is licensed according to the laws of the jurisdiction in which it is located; or
   .  meets all of the following  --
      .  has a 24-hour on-site staff to provide Custodial Care;
      . provides Custodial Care services for a charge, including room and board;
      . has established procedures for obtaining appropriate aid in the event of a medical emergency; and
      .  provides Custodial Care services to 10 or more persons.

"Base Certificate Value" is calculated daily and means (a) minus (b) plus (c), where (a) is the Base Premium plus all Monthly Benefits paid or applied under this Rider, (b) is the sum of all Rider Charges deducted prior to the date of calculation, all Withdrawals of Base Premium, all Withdrawals of Base Premium interest, and all Withdrawals of any enhancements under this Rider, and (c) is all interest accumulated on the Base Certificate Value prior to the date of calculation. The Base Certificate Value accumulates interest on a daily basis at the same rate earned by the Premium under the certificate. The Base Certificate Value is used only in the calculation of the Monthly Benefit and the Rider Charge.

"Base Premium" is the lesser of the Premium paid on the Effective Date and the Maximum Premium shown in the table below. The Base Premium will be used in the calculation of the Monthly Benefit and the Rider Charge.

   ---------------------------------------------------------------------------
      Covered Person's Age on Effective Date             Maximum Premium
   ---------------------------------------------------------------------------
                    [40-59                                    $ 70,000
   ---------------------------------------------------------------------------
                     60-69                                    $100,000
   ---------------------------------------------------------------------------
                     70-79                                    $200,000]
   ---------------------------------------------------------------------------

"Benefit Limit" means the number of Monthly Benefit Payments will not exceed
[36].

In addition, we reserve the right to limit the total amount of Monthly Benefit payable under this Rider and all similar riders issued by John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company to the Covered Person such that:

1. the dollar value of the Monthly Benefit Payment as of the Effective Date of certificates that use the Certificate Value to calculate the Monthly Benefit does not exceed [$2100]; and

2. the dollar value of the Monthly Benefit Payment as of the Date of Issue of certificates that use the Initial Premium to calculate the Monthly Benefit plus the value determined in 1.) above does not exceed [$3000].

"Care Services" means Confinement Care Services and Non-Confinement Care
Services.

"Cognitive Impairment" means a deficiency in a person's short-term or long-term memory; orientation as to person, place, and time; deductive or abstract reasoning; or judgment as it relates to safety awareness. The presence of Cognitive Impairment must be established by any of the following:

     . the Covered Person has a score of 6 or more wrong on the Short Portable Mental Status Questionnaire (SPMSQ) or its current equivalent; or

     . the Covered Person exhibits behavioral problems which require supervision in order to protect him or herself or others, and has a score of 4 or more wrong on the SPMSQ or its current equivalent; or

     . the Covered Person requires verbal supervision or cueing in order to perform at least two of the Activities of Daily Living more than half of the times that those same Activities of Daily Living are performed in a calendar week.

"Confinement Care Services" means the Covered Person is confined in a Nursing Home or an Assisted Care Living Facility and is receiving Nursing Care, Hospice Care, Custodial Care, or Respite Care. Confinement Care Services must be received within the 50 states of the United States and the District of Columbia.

"Covered Person" means the Annuitant.

"Custodial Care" means care ordered by a Physician due to the Covered Person's Cognitive Impairment or need for Human Assistance in the Activities of Daily Living.

"Deferral Period" means the 6-year waiting period before the Base Certificate Value may be increased under this Rider. The Deferral Period begins on the Effective Date and ends on the day that the sixth certificate year has been completed.

"Elimination Period" means 100 days that the Covered Person is receiving Care Services. Any day the Covered Person receives Care Services during the Deferral Period will not count towards satisfaction of the Elimination Period. Only one complete Elimination Period needs to be met. The days used to satisfy the Covered Person's Elimination Period do not need to be consecutive and may be accumulated under separate claims. The Elimination Period starts on the first day that the Covered Person begins to receive Care Services. No day may be counted as more than one day towards the satisfaction of the Elimination Period.

"Excess Certificate Value" means a) less b) where a) is the Excess Premium and
b) is Withdrawals of Excess Premium and Withdrawals of Excess Premium interest. The Excess Certificate Value accumulates interest on a daily basis and becomes part of the Excess Certificate Value.

"Excess Premium" is the amount of Premium, paid on the Effective Date, in excess of the Base Premium.

"Exclusion" means any of the following: 1) injury or sickness for which a benefit is payable under any worker's compensation or occupational disease-law;
2) declared or undeclared war or act thereof; 3) mental, nervous or emotional disorders without demonstrable organic origin; 4) attempted suicide or intentionally self-inflicted injury; 5) alcoholism or drug use unless administered by a physician; or 6) participation in a felony, riot or insurrection.

"Home Health Care Provider" means either a Home Health Agency or an Independent Home Health Care Provider that provides Home Health Care. A Home Health Care Provider cannot be a member of the Covered Person's Immediate Family.

  .  A Home Health Agency must meet one of the following requirements:
   . it is licensed as a Home Health Agency by the jurisdiction in which the Home Health Care is provided; or
   . it possesses one of the following certifications in the jurisdiction in which the Home Health Care is provided - Medicare Certification; Joint Commission of Accreditation of Health Care Organizations (JCAHO) Certification; or Community Health Accreditation Program (CHAP) Certification; or
   . it is an organization in the business of providing Home Health Care through its employees, which is functioning according to the laws of the jurisdiction in which it is located.

   . An Independent Home Health Care Provider means a care provider not employed by a Home Health Agency who meets one of the following requirements. He or she:
     . is a duly licensed registered nurse, licensed vocational nurse, licensed practical nurse, physical therapist, occupational therapist, speech therapist, respiratory therapist, licensed social worker, or registered dietitian; or
     . must be currently qualified as a certified home health aide or certified nurse aide; or
     . must be currently included in a government sponsored nurse aide registry; or
     . in the case of a home health aide or nurse aide who does not meet one of the standards set forth above, such aide must present written proof of completion of an established training course which must include training in safely assisting persons with the Activities of Daily Living.

"Home Health Care" means services (including Hospice Care) the primary function of which is to provide professional care for the Covered Person's benefit and which meet one of the following requirements:
   . they are provided by a Home Health Care Provider or an Adult Day Care
     Center; or
   . they are performed by a home health aide whose services consist primarily of assisting the Covered Person in the Activities of Daily Living or because of a Cognitive Impairment.

"Hospice Care" means a program for meeting the Covered Person's care needs if he or she is terminally ill. Terminally ill means there is no reasonable prospect of cure and the Covered Person has a life expectancy, as estimated by a Physician, of 12 months or less. Hospice Care must be provided by an organization that is licensed to provide such care according to the laws of the jurisdiction in which it is located. Hospice Care is limited to those services received by the Covered Person.

"Human Assistance" means the Covered Person needs hands-on or standby assistance a majority of the time the Activity of Daily Living is performed. Hands-on assistance means the physical assistance of another person without which the Covered Person would be unable to perform the Activity of Daily Living. Standby assistance means the presence of another person within arm's reach of the Covered Person that is necessary to prevent, by physical intervention, injury to such person while he or she is performing the Activity of Daily Living.

"Immediate Family" means the Covered Person or the Covered Person's spouse, or the following relatives of the Covered Person or the Covered Person's spouse: parents, grandparents, siblings, children, stepchildren, grandchildren, and their respective spouses.

"Monthly Benefit" means the greater of (a) the Base Certificate Value and (b) the Base Premium multiplied by the appropriate percentage according to the following table:

   ---------------------------------------------------------------------------
      Covered Person's Age on Effective Date             Benefit Percentage
   ---------------------------------------------------------------------------
                    [40-59                                      3.0
   ---------------------------------------------------------------------------
                     60-69                                      2.0
   ---------------------------------------------------------------------------
                     70-79                                      1.0]
   ---------------------------------------------------------------------------

"Non-Confinement Care Services" means the Covered Person is a) receiving Home Health Care, Hospice Care or Respite Care in his or her home, a rest home or in an Adult Day Care Center or b) is receiving Adult Day Care in an Adult Day Care Center. Non-Confinement Care Services must be received within the 50 states of the United States and the District of Columbia.

"Nursing Care" means skilled or intermediate care provided by one or more of the following health care professionals: registered nurse, licensed vocational nurse, licensed practical nurse, physical therapist, occupational therapist, speech therapist, respiratory therapist, medical social worker, or registered dietitian.

"Nursing Home" means a facility which meets all of the following requirements:

 . it is licensed and operated to provide Nursing Care for a charge (including room and board), according to the laws of the jurisdiction in which it is located;
 . has services performed by or under the continual, direct, and immediate supervision of a registered nurse, licensed practical nurse, or licensed vocational nurse, on-site twenty-four (24) hours per day.

A Nursing Home may be a freestanding facility or it may be a distinct part of a facility, including a ward, wing, or swing-bed of a hospital or other facility.

Nursing Home does not mean:
 .  a hospital or clinic;
 .  a rehabilitation hospital or facility;
 .  an assisted care living facility;
 .  a rest home (a home for the aged or a retirement home) which does not, as its primary function, provide custodial care;
 .  your primary place of residence, including your living quarters in a continuing care retirement community or similar entity;
 . a facility for the treatment of alcoholism, drug addiction, or mental illness.

"Physician" is a licensed medical doctor (MD) or a licensed doctor of osteopathy
(DO) practicing within the scope of his or her license issued by the jurisdiction in which the services are rendered. Physician does not include a Covered Person, a Covered Person's spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.

"Premium" equals Base Premium plus Excess Premium, and is shown on the application.

"Respite Care" means Nursing Care, Custodial Care or Hospice Care provided to the Covered Person when those who normally care for the Covered Person at home (generally family members, friends, neighbors, etc.) need relief from helping the Covered Person to perform the Activities of Daily Living. Such care includes confinement in a Nursing Home or an Assisted Care Living Facility, or Home Health Care.

"Rider Charge" means

 .  prior to annuitization, a monthly deduction of [.0375%] of the greater of the
   Base Certificate Value and the Base Premium.
 . on or after annuitization, a monthly deduction of [.0375%] of the greater of the Base Certificate Value on the Date of Maturity and the Base Premium.

BENEFIT

We will increase the Certificate Value (or the annuity payment after this certificate is annuitized) by the Monthly Benefit if, after the Deferral Period and the Elimination Period have been met, we determine that the Covered Person during a calendar month is both

 .  unable to perform at least 2 Activities of Daily Living without Human
   Assistance or has a deficiency due to the presence of a Cognitive Impairment; and
 .  receiving Care Services.

However, we will not increase the Certificate Value after the Benefit Limit has been reached.

For Confinement Care Services, benefits will be calculated on a monthly basis. For Non-confinement Care Services, benefits will be calculated on a daily basis. This means that we will pro-rate the Monthly Benefit to reflect the number of calendar days in which Non-confinement Care Services were received. The Monthly Benefit and rider charge will remain unchanged during a benefit payment period.

No Monthly Benefit will be paid if the Covered Person's inability to perform at least 2 Activities of Daily Living without Human Assistance, the Covered Person's deficiency due to the presence of a Cognitive Impairment, or the Covered Person's receipt of Care Services is a result of an Exclusion.

When a benefit payment period ceases and the Benefit Limit has not been reached (and the certificate has not annuitized), the rider charge will be calculated based on the greater of the Base Certificate Value at that time and the Base Premium. The Monthly Benefit for a new benefit payment period will be recalculated based on the greater of the Base Certificate Value at the time we receive due proof that the above conditions have been satisfied and the Base Premium. For certificates which have annuitized, both the Monthly Benefit and rider charge will remain unchanged.

Any increase in the Certificate Value will be made to be effective in a calendar month after receipt of due proof that the above conditions have been satisfied and all of the procedures described in the Benefit Procedure provision of this Rider have been completed. Any increase to an annuity payment will be made to be effective for the next annuity payment made after receipt of due proof that the above conditions have been satisfied and all of the procedures described in the Benefit Procedure provision of this Rider have been completed.

BENEFIT PROCEDURE

The Covered Person must notify us that he or she is currently receiving or plans to receive Care Services by writing or calling us at our Servicing Office. This notification should be made within 30 days after a covered loss begins or as soon as reasonably possible.

Once we receive this notification, we will work with the Covered Person, his or her Physician or care providers, or anyone acting on the Covered Person's behalf, to: obtain information about the Covered Person's health; confirm his or her inability to perform 2 of the Activities of Daily Living or Cognitive Impairment; and confirm that the Covered Person is receiving Care Services. We will then make an objective review of all the information we receive to determine whether the Covered Person qualifies for benefits. As part of our review, we reserve the right to do a telephone interview, perform an on-site geriatric nursing assessment or require a physical exam when and as often as we may reasonably require while a claim is pending. We will pay for any interview, assessment or examination that we request. We will continue to work with the Covered Person in the manner described above throughout the duration of his or her claim.

WITHDRAWALS UNDER THE CERTIFICATE

If a Withdrawal is made under the certificate, the Withdrawals will be deducted first from Excess Premium interest, then from Excess Premium, then from Base Premium interest, then from Base Premium.

TERMINATION OF THIS RIDER

This Rider will terminate on the earliest of the following:

 .  the date we receive written notice at our Servicing Office that you elect to terminate this Rider;
 .  the date the Benefit Limit is reached;
 .  the date the Annuity certificate terminates for any reason;
 .  the date the Covered Person dies;
 . the date the Base Certificate Value falls below an amount equal to 25% of the Base Premium, provided such date occurs before a claim for Monthly Benefits has been received and before the certificate has been annuitized.

Signed for the Company at Boston, Massachusetts.


                                         /s/ Barry J. Rubenstein

                                         Secretary